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                                                                       EXHIBIT 8

                                   OPINION OF
                            KUNZMAN & BOLLINGER, INC.
                                      AS TO
                               FEDERAL TAX MATTERS

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                            KUNZMAN & BOLLINGER, INC.
                                ATTORNEYS-AT-LAW
                          5100 N. BROOKLINE, SUITE 600
                          OKLAHOMA CITY, OKLAHOMA 73112

                            Telephone (405) 942-3501
                               Fax (405) 942-3527

                                October 10, 2006

Atlas Resources, LLC
311 Rouser Road
Moon Township, Pennsylvania 15108

     RE:  Atlas America Public #16-2007 Program Tax Opinion Letter

Gentlemen:

          DISCLOSURES.

          o THIS TAX OPINION LETTER WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF UNITS IN THE PARTNERSHIPS TO POTENTIAL PARTICIPANTS, AND WE, AS SPECIAL COUNSEL TO THE PARTNERSHIPS, HAVE HELPED THE MANAGING GENERAL PARTNER ORGANIZE AND DOCUMENT THE OFFERING OF UNITS IN THE PARTNERSHIPS.

          o THIS TAX OPINION LETTER IS NOT CONFIDENTIAL. THERE ARE NO LIMITATIONS ON THE DISCLOSURE BY ANY POTENTIAL PARTICIPANT IN A PARTNERSHIP TO ANY OTHER PERSON OF THE TAX TREATMENT OR TAX STRUCTURE OF THE PARTNERSHIPS.

          o PARTICIPANTS IN A PARTNERSHIP HAVE NO CONTRACTUAL PROTECTION AGAINST THE POSSIBILITY THAT A PORTION OR ALL OF THEIR INTENDED TAX BENEFITS FROM AN INVESTMENT IN THE PARTNERSHIP ULTIMATELY ARE NOT SUSTAINED IF CHALLENGED BY THE IRS. (SEE "RISK FACTORS - TAX RISKS - YOUR TAX BENEFITS FROM AN INVESTMENT IN A PARTNERSHIP ARE NOT CONTRACTUALLY PROTECTED," IN THE PROSPECTUS.)

          o EACH POTENTIAL PARTICIPANT IN A PARTNERSHIP IS URGED TO SEEK ADVICE BASED ON HIS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR WITH RESPECT TO THE FEDERAL TAX CONSEQUENCES TO HIM OF AN INVESTMENT IN A PARTNERSHIP.

          INTRODUCTION. Atlas America Public #16-2007 Program (the "Program") is a series of up to two natural gas and oil drilling limited partnerships, both of which have been formed under the Delaware Revised Uniform Limited Partnership Act. The limited partnerships are Atlas America Public #16-2007(A) L.P. and Atlas America Public #16-2007(B) L.P. (each a "Partnership" or both collectively the "Partnerships"). Atlas Resources, LLC, the Managing General Partner of each Partnership, has requested our opinions on the material and any significant federal income tax issues pertaining to the purchase, ownership and disposition of Units in the Partnerships by potential "typical Participants" in a Partnership, as that term is defined below in "- We Have Relied On Representations of the Managing General Partner for Purposes of Our Opinions." Capitalized terms used and not otherwise defined in this tax opinion letter have the respective meanings assigned to them in the form of Amended and Restated Certificate and Agreement of Limited Partnership for each Partnership (the "Partnership Agreement"), which is included as Exhibit (A) to the Prospectus.

          OUR OPINIONS ARE BASED IN PART ON DOCUMENTS WE HAVE REVIEWED AND EXISTING TAX LAWS. Our opinions in this tax opinion letter are based in part on our review of:

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          o    the current Registration Statement on Form S-1 for the
               Partnerships filed with the SEC, as amended, which includes the Prospectus and the forms of Partnership Agreement and Drilling and Operating Agreement that are included as exhibits to the Prospectus;

          o other records, certificates, agreements, instruments and documents of the Managing General Partner and the Partnerships as we deemed relevant and necessary to review as a basis for our opinions; and

          o current provisions of the Code, existing, temporary and proposed Treasury Regulations, the legislative history of the Code, existing IRS administrative rulings and practices, and judicial decisions. Future changes in existing federal tax laws, which may take effect retroactively, may cause the actual tax consequences of an investment in a Partnership to vary substantially from those set forth in this tax opinion letter and "Federal Income Tax Consequences" in the Prospectus, and could render our opinions inapplicable.

          OUR OPINIONS ARE BASED IN PART ON ASSUMPTIONS WE HAVE MADE. For purposes of our opinions, we have made the assumptions set forth below.

          o Any funds borrowed by a Participant and used to purchase Units in a Partnership will not be borrowed from any other Participant in that Partnership or from a "related person," as that term is defined in Section 465 of the Code, to any other Participant in that Partnership.

          o If a Participant uses borrowed funds to purchase Units in a Partnership, the Participant will be severally, primarily, and personally liable for the borrowed amount.

          o No Participant will protect himself through nonrecourse financing, guarantees, stop loss agreements or other similar arrangements from losing the money he paid to a Partnership to purchase his Units.

          o The Partnership Agreement allocates each Partnership's income, gains, losses, deductions, and credits, or items thereof, including the basis and any amount realized with respect to natural gas and oil properties, between the Managing General Partner and the Participants, and among the Participants as a group. Some of those tax items are allocated in different ratios than other tax items (i.e. special allocations). In order for those special allocations to be accepted by the IRS, the allocations must have substantial economic effect. Economic effect means that if there is an economic benefit or burden that corresponds to an allocation, the Participant to whom the allocation is made must receive the corresponding economic benefit or bear the corresponding economic burden. The economic effect of an allocation is substantial if there is a reasonable possibility that the allocation will affect substantially the dollar amounts to be received by the Participants from the Partnership in which they invest, independent of tax consequences and taking into account the Participants' tax attributes that are unrelated to the Partnership in which they invest. We and the Managing General Partner do not know the particular tax circumstances of any potential Participant in a Partnership that are unrelated to the Partnership in which he invests. Therefore, for purposes of giving our opinion concerning the allocation provisions in the Partnership Agreement, we have assumed that taking into account the Participants' tax attributes that are unrelated to the Partnership will not cause the economic effect (as defined above) of the allocation provisions in the Partnership Agreement to not be substantial (as defined above). See our opinion (11) in the "- Opinions" section of this tax opinion letter.

          WE HAVE RELIED ON REPRESENTATIONS OF THE MANAGING GENERAL PARTNER FOR PURPOSES OF OUR OPINIONS. Many of the federal tax consequences of an investment in a Partnership depend in part on determinations that are inherently factual in nature. Thus, in rendering our opinions we have inquired as to all relevant facts and have obtained

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October 10, 2006
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specific representations from the Managing General Partner relating to the
Partnerships and their proposed activities, which are set forth below, and are in addition to statements made by the Partnerships and the Managing General Partner in the Prospectus concerning the Partnerships and their proposed activities, including forward-looking statements. (See "Forward Looking Statements and Associated Risks" in the Prospectus.)

          Based on the foregoing, we are satisfied that our opinions take into account all relevant facts, and that the material facts (including our factual assumptions as described above in "- Our Opinions Are Based In Part On Assumptions We Have Made," and the Managing General Partner's representations, including those set forth below) are accurately and completely described in this tax opinion letter and, where appropriate, in the Prospectus. Any material inaccuracy in the Managing General Partner's representations or the Prospectus may render our opinions inapplicable. In relying on the Managing General Partner's representations set forth below and its statements in the Prospectus, we have taken into account the Managing General Partner's experience in natural gas and oil exploration, development and operations, including organizing and managing natural gas and oil drilling limited partnerships, and its knowledge of industry practices in the Appalachian Basin, as evidenced by "Prior Activities," "Management" and "Appendix A" in the Prospectus. The representations we have obtained from the Managing General Partner for purposes of giving our opinions, as discussed above, are set forth below.

          o A "typical Participant" in each Partnership will be a natural person who purchases Units in this offering and is a U.S. citizen.

          o The Partnership Agreement will be duly executed by the Managing General Partner and the Participants in each Partnership and recorded in all places required under the Delaware Revised Uniform Limited Partnership Act and any other applicable limited partnership act. Also, each Partnership will operate its business as described in the Prospectus and in accordance with the terms of the Partnership Agreement, the Drilling and Operating Agreement, the Delaware Revised Uniform Limited Partnership Act, and any other applicable limited partnership act.

          o The Partnership's Drilling and Operating Agreement will be duly executed and will govern the drilling and, if warranted, the completion and operation of each Partnership's wells.

          o Neither Partnership will elect to be taxed as a corporation, nor elect out of the partnership provisions under Subchapter K of Chapter 1 of Subtitle A of the Code.

          o Each Partnership will own only Working Interests in all of its Prospects.

          o Each Partnership's Units will not be traded on an established securities market.

          o The Investor General Partner Units in each Partnership will be converted by the Managing General Partner to Limited Partner Units after all of the wells in that Partnership have been drilled and completed.

          o Each Partnership ultimately will own legal title to its Working Interest in all of its Prospects, although initially title to the Prospects will be held in the name of the Managing General Partner, its Affiliates or other third-parties as nominee for that Partnership, in order to facilitate the acquisition of the Leases.

          o The Managing General Partner anticipates that third-parties, as co-owners of the Working Interest in the wells, will participate with each Partnership in drilling some of that Partnership's wells, and those third-parties will not be required to prepay any of their share of the costs of drilling those wells.

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October 10, 2006
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          o    Each Partnership will elect under Section 263(c) of the Code and
               Treas. Reg. Section 1.612-4(a) to expense, rather than capitalize, all of the Intangible Drilling Costs of all of its wells.

          o Based on information the Managing General Partner has concerning drilling rates of third-party drilling companies in the Appalachian Basin, the estimated costs of non-affiliated persons to drill and equip wells in the Appalachian Basin as reported for 2004 by an independent industry association that surveyed operators in the area, including the Managing General Partner and its Affiliates and information it has concerning increases in drilling costs in the area since 2004, the amounts that will be paid by each Partnership to the Managing General Partner or its Affiliates under the Drilling and Operating Agreement to drill and complete that Partnership's wells for an amount equal to the sum of the following items: (i) the cost of permits, supplies, materials, equipment, and all other items used in drilling and completing a well provided by third-parties, or if the foregoing items are provided by Affiliates of the Managing General Partner, then they will be charged at competitive rates; (ii) fees for third-party services; (iii) fees for services provided by the Managing General Partner's Affiliates, which will be charged at competitive rates; (iv) an administration and oversight fee of $15,000 per well, which will be charged to you and the other Participants in that Partnership as part of each well's Intangible Drilling Costs; and (v) a mark-up in an amount equal to 15% of the sum of (i), (ii), (iii) and (iv), above, for the Managing General Partner's services as general drilling contractor.

          o For its services as general drilling contractor, the Managing General Partner anticipates that on average over all of the wells drilled and completed by each Partnership, assuming a 100% Working Interest in each well, it will have a profit of 15% (approximately $42,254) per well, in addition to the administration and oversight fee of $15,000 per well, which will be included as Intangible Drilling Costs paid by the Participants in that Partnership as described in "Compensation - Drilling Contracts" in the Prospectus.

          o Based on the Managing General Partner's experience and its knowledge of industry practices in the Appalachian Basin, its estimated weighted average allocation between Intangible Drilling Costs and Tangible Costs of the drilling and completion price to be paid by the Partnerships to the Managing General Partner or its Affiliates as a third-party general drilling contractor to drill and complete each Partnership's wells as set forth in "Compensation - Drilling Contracts" in the Prospectus is reasonable.

          o The Managing General Partner anticipates that all of each Partnership's subscription proceeds will be expended in 2007, and the related income, if any, and deductions, including the deduction for Intangible Drilling Costs, of a Partnership will be reflected on that Partnership's Participants' individual federal income tax returns for 2007, subject to each Participant's right to elect to capitalize and amortize over a 60-month period a portion or all of the Participant's share of the Partnership's deduction for Intangible Drilling Costs.

          o Each Partnership may have its final closing as late in the year as December 31, 2007. Thus, depending primarily on when its subscription proceeds are received, each Partnership may prepay in 2007 most, if not all, of its Intangible Drilling Costs for wells the drilling of which will not begin until 2008.

          o Each Partnership will attempt to comply with the guidelines set forth in Keller v. Commissioner with respect to prepaid Intangible Drilling Costs for any of its wells the drilling of which will not begin until 2008.

          o Each Partnership will have a calendar year taxable year, and will use the accrual method of accounting for federal income tax purposes.

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Atlas Resources, LLC
October 10, 2006
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          o    The Managing General Partner anticipates that most, if not all, of each Partnership's natural gas and oil production from its productive wells will be "marginal production," as that term is defined in Section 613A(c)(6)(E) of the Code, and will qualify for the potentially:

               o higher rates of percentage depletion available under the Code; and

               o    available marginal well production credits,

               depending primarily on the applicable reference prices for natural gas and oil, which may vary from year to year.

          o To the extent a Partnership has cash available for distribution, it is the Managing General Partner's policy that the Partnership's cash distributions in any year to its Participants will not be less than the Managing General Partner's estimate of its Participants' income tax liability with respect to the Partnership's income.

          o The Managing General Partner anticipates that the amount of its amortization deductions for organization expenses related to the creation of each Partnership will not be material as compared to the total amount of either Partnership's subscription proceeds.

          o The principal purpose of each Partnership is to locate, produce and market natural gas and oil on a profitable basis to its Participants, apart from tax benefits, as discussed in the Prospectus. (See, in particular, "Prior Activities," "Management," "Proposed Activities," and "Appendix A" in the Prospectus.)

          o The Managing General Partner will not consent to any transfers of Units in a Partnership that would cause the Partnership to be considered terminated under Section 708(b) of the Code (relating to the transfer of 50% or more of a partnership's capital and profits interests in any 12-month period).

          o Based on its past experience, the Managing General Partner anticipates that there will be more than 100 Partners in the Partnership. The Managing General Partner, however, further anticipates that neither Partnership will elect to be governed under simplified tax reporting and audit rules as an "electing large partnership," although they reserve the right to do so, because most limitations affecting the calculation of the taxable income and tax credits of an electing large partnership are applied at the partnership level and not at the partner level.

          o Due to the complexities and added expense of the tax accounting required to implement a Section 754 election to adjust the basis of a Partnership's property when Units are sold, taking into account the limitations on the sale of each Partnership's Units, the Managing General Partner anticipates that neither Partnership will make the Section 754 election, although they reserve the right to do so.

          o The Managing General Partner and its Affiliates will not make or arrange financing for potential Participants to use to purchase Units in either Partnership.

          o The Managing General Partner will notify the Participants of any IRS audits or other tax proceedings involving the Partnership in which they invest, and will provide the Participants any other information regarding the proceedings as may be required by the Partnership Agreement or law.

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          o    Each Partnership will provide its Participants with the tax information applicable to their investment in the Partnership necessary to prepare their tax returns.

          o Based primarily on the Managing General Partner's past experience (as shown in "Prior Activities" in the Prospectus), including Atlas America's 97% completion rate for wells drilled by its previous development drilling partnerships in the Appalachian Basin (see "- Management," in the Prospectus):

               o each Partnership's total abandonment losses under Section 165 of the Code, which could include, for example:

                    o abandonment losses incurred by the Partnership for wells drilled that are nonproductive (i.e. a "dry hole"); and

                    o abandonment losses incurred by a Partnership for productive wells that have been operated until their commercial natural gas and oil reserves have been depleted;

                    will be less than $2 million, in the aggregate, in any taxable year of the Partnership, and less than $4 million, in the aggregate, during the Partnership's first six taxable years;

               o when a well is plugged and abandoned by a Partnership, the salvage value of the well's equipment usually will cover a substantial amount of the costs of abandoning and reclaiming the well site;

               o each Partnership will drill relatively few non-productive wells (i.e., "dry holes"), if any;

               o each productive well drilled by a Partnership will have a different productive life and the Partnership's wells will not all be depleted and abandoned in the same taxable year;

               o each productive well drilled by a Partnership will produce natural gas or oil for more than six years; and

               o approximately 389 gross wells, which is approximately 355 net wells, will be drilled by Atlas America Public #16-2007(A) L.P. if its targeted maximum subscription proceeds of $100 million are received, and approximately 389 gross wells, which is approximately 355 net wells, will be drilled by Atlas America Public #16-2007(B) L.P. if its targeted subscription proceeds of $100 million are received (see "Terms of the Offering - Subscription to a Partnership," in the Prospectus), based on the Managing General Partner's estimate of the average weighted cost of drilling and completing each Partnership's respective wells (see "Compensation - Drilling Contracts," in the Prospectus).

          o The Managing General Partner will attempt to eliminate or reduce any gain to a Partnership from a Farmout, if any.

SCOPE OF OUR REVIEW. We have considered the provisions of 31 CFR, Part 10,
Section 10.35 (Treasury Department Circular No. 230) on tax law opinions. We believe that this tax opinion letter and, where appropriate, the Prospectus, fully and fairly address all material federal tax issues and any significant federal tax issues associated with an investment in a Partnership by a typical Participant. In this regard, the Managing General Partner has represented that a typical Participant in each Partnership will be a natural person who purchases Units in the Partnership in this offering and is a U.S. citizen. As set forth in Circular 230, and for purposes of this tax opinion letter:

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October 10, 2006
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          o    a federal tax issue is a question concerning the federal tax treatment of an item of income, gain, loss, deduction, or credit; the existence or absence of a taxable transfer of property; or the value of property for federal tax purposes; and

          o a federal tax issue is significant if the IRS has a reasonable basis for a successful challenge and the resolution of the tax issue could have a significant impact, whether beneficial or adverse and under any reasonably foreseeable circumstance, on the overall federal tax treatment of a Partnership or a Participant's investment in a Partnership. We consider a federal tax issue to be material if its resolution:

               o could shelter from federal income taxes a significant portion of a Participant's income from sources other than the Partnership in which he invests by providing him with:

                    o deductions in excess of his share of his Partnership's income in any taxable year; or

                    o marginal well production credits in excess of his tentative regular federal income tax liability attributable to his interest in the Partnership in which he invests in any taxable year; or

               o could reasonably affect the potential applicability of federal tax penalties against the Participants in a Partnership.

Also, in ascertaining that all material federal tax issues and any significant federal tax issues have been considered, evaluating the merits of those issues and evaluating whether the federal tax treatment set forth in our opinions is the proper tax treatment, we have not taken into account the possibility that a tax return will not be audited, that an issue will not be raised on audit, or that an issue will be settled.

          OPINIONS. Although our opinions express what we believe a court would probably conclude if presented with the applicable federal tax issues, our opinions are only predictions, and are not guarantees, of the outcome of the particular federal tax issues being addressed. The intended federal tax consequences and federal tax benefits of a Participant's investment in a Partnership are not contractually protected as described in greater detail in "Risk Factors - Tax Risks - Your Tax Benefits from an Investment in a Partnership Are Not Contractually Protected" in the Prospectus. The IRS could challenge our opinions, and the challenge could be sustained in the courts and cause adverse tax consequences to the Participants in each Partnership. Taxpayers bear the burden of proof to support claimed deductions and credits, and our opinions are not binding on the IRS or the courts.

          Our opinions with respect to the proper federal tax treatment of each federal tax issue arising from an investment in a Partnership by a typical Participant (who is sometimes referred to as a Limited Partner or an Investor General Partner in our opinions) are set forth below and we express no other opinions.

          (1) PARTNERSHIP CLASSIFICATION. Each Partnership will be classified as a partnership for federal income tax purposes, and not as a corporation.

          (2) LIMITATIONS ON PASSIVE ACTIVITY LOSSES AND CREDITS. The passive activity limitations on losses and credits under Section 469 of the Code will apply to:

               o    the initial Limited Partners in a Partnership; and

               o will not apply to the Investor General Partners in a Partnership until after their Investor General Partner Units are converted to Limited Partner Units.

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          (3)  NOT A PUBLICLY TRADED PARTNERSHIP. Neither Partnership will be treated as a publicly traded partnership under the Code.

          (4) BUSINESS EXPENSES. Business expenses, including payments for personal services actually rendered in the taxable year in which accrued by a Partnership, which are reasonable, ordinary and necessary and do not include amounts for items such as Lease acquisition costs, Tangible Costs, Organization and Offering Costs and other items that are required to be capitalized, are currently deductible.

               o POTENTIAL LIMITATIONS ON DEDUCTIONS. A Participant's ability in any taxable year to use his share of these deductions of the Partnership in which he invests on his individual federal income tax returns may be reduced, eliminated or deferred by the following limitations:

                    o the Participant's personal tax situation, such as the amount of his regular taxable income, alternative minimum taxable income, losses, itemized deductions, personal exemptions, etc., which are not related to his investment in a Partnership;

                    o the amount of the Participant's adjusted basis in his Units at the end of the Partnership's taxable year;

                    o the amount of the Participant's "at risk" amount in the Partnership in which he invests at the end of the Partnership's taxable year; and

                    o the passive activity limitations on losses and credits, if any, of the Partnership in which they invest in the case of Limited Partners (including Investor General Partners after their Investor General Partner Units are converted to Limited Partner Units) who are natural persons or are entities that also are subject to the passive activity limitations on losses and credits under Section 469 of the Code.

          (5) INTANGIBLE DRILLING COSTS. Although each Partnership will elect to deduct currently all of its Intangible Drilling Costs, each Participant in a Partnership may still elect to capitalize and deduct all or part of his share of the Partnership's Intangible Drilling Costs (which do not include drilling and completion costs of a re-entry well that are not related to deepening the well, if any) ratably over a 60-month period. Subject to the foregoing, Intangible Drilling Costs paid by a Partnership under the terms of bona fide drilling contracts for the Partnership's wells will be deductible by Participants in that Partnership who elect to currently deduct their share of their Partnership's Intangible Drilling Costs in the taxable year in which the payments are made and the drilling services are rendered.

               A Participant's ability in any taxable year to use his share of these Partnership deductions on his personal federal income tax returns may be reduced, eliminated or deferred by the "Potential Limitations on Deductions" set forth in opinion (4) above.

          (6) PREPAID INTANGIBLE DRILLING COSTS. Subject to each Participant's election to capitalize and amortize a portion or all of his share of his Partnership's Intangible Drilling Costs as set forth in opinion (5) above, any prepayments of Intangible Drilling Costs by a Partnership in 2007 for wells the drilling of which will begin after December 31, 2007, but on or before March 30, 2008, will be deductible by the Participants in 2007.

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               A Participant's ability in any taxable year to use his share of these Partnership deductions on his personal federal income tax returns may be reduced, eliminated or deferred by the "Potential Limitations on Deductions" set forth in opinion (4) above.

          (7) DEPLETION ALLOWANCE. The greater of the cost depletion allowance or the percentage depletion allowance will be available to qualified Participants as a current deduction against their share of their Partnership's gross income from the sale of natural gas and oil production in each taxable year, subject to the following restrictions:

               o a Participant's cost depletion allowance cannot exceed his adjusted tax basis in the natural gas or oil property to which it relates; and

               o    a Participant's percentage depletion allowance:

                    o may not exceed 100% of his taxable income from each natural gas and oil property before his deduction for percentage depletion; and

                    o is limited to 65% of his taxable income for the year computed without regard to percentage depletion, net operating loss carry-backs and capital loss carry-backs and, in the case of a Participant that is a trust, any distributions to its beneficiaries.

          (8) MACRS. Each Partnership's reasonable Tangible Costs for equipment placed in its productive wells that cannot be deducted immediately will be eligible for cost recovery deductions under the Modified Accelerated Cost Recovery System ("MACRS") over a seven year "cost recovery period" on a well-by-well basis, beginning in the taxable year each well is drilled, completed and made capable of production, i.e. placed in service.

               A Participant's ability in any taxable year to use his share of these Partnership deductions on his personal federal income tax returns may be reduced, eliminated or deferred by the "Potential Limitations on Deductions" set forth in opinion (4), above.

          (9) TAX BASIS OF UNITS. Each Participant's initial adjusted tax basis in his Units will be the amount of money that he paid for his Units.

          (10) AT RISK LIMITATION ON LOSSES. Each Participant's initial "at risk" amount in the Partnership in which he invests will be the amount of money that he paid for his Units.

          (11) ALLOCATIONS. The allocations of income, gain, loss, deduction, and credit, or items thereof, and distributions set forth in the Partnership Agreement for each Partnership, including the allocations of basis and amount realized with respect to a Partnership's natural gas and oil properties, will govern each Participant's allocable share of those items to the extent the allocations do not cause or increase a deficit balance in his Capital Account in the Partnership in which he invests.

          (12) SUBSCRIPTION. No gain or loss will be recognized by the Participants on payment of their subscriptions to the Partnership in which they invest.

          (13) PROFIT MOTIVE, IRS ANTI-ABUSE RULE AND POTENTIALLY RELEVANT JUDICIAL DOCTRINES. The Partnerships will possess the requisite profit motive under Section 183 of the Code. Also, the IRS anti-abuse rule in Treas.

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October 10, 2006
Page 10


               Reg. Section 1.701-2 and potentially relevant judicial doctrines will not have a material adverse effect on the tax consequences of an investment in a Partnership by a Participant as described in our opinions.

          (14) REPORTABLE TRANSACTIONS. Neither Partnership is, nor should be in the future, a reportable transaction under Section 6707A(c) of the Code.

          (15) OVERALL CONCLUSION. Our overall conclusion is that the federal tax treatment of a typical Participant's investment in a Partnership as set forth in our opinions above is the proper federal tax treatment and will be upheld on the merits if challenged by the IRS and litigated. Our evaluation of the federal income tax laws and the expected activities of the Partnerships as represented to us by the Managing General Partner in this tax opinion letter and as described in the Prospectus causes us to believe that the deduction by a typical Participant of all, or substantially all, of his allocable share of his Partnership's Intangible Drilling Costs in 2007 (even if the drilling of most or all of his Partnership's wells begins after December 31, 2007, but on or before March 30, 2008, as set forth in opinions (5) and (6) above, is the principal tax benefit offered by each Partnership to its potential Participants and also is the proper federal tax treatment, subject to each Participant's election to capitalize and amortize a portion or all of his share of his Partnership's deduction for Intangible Drilling Costs.

               A Participant's ability in any taxable year to use his share of these Partnership deductions on his personal federal income tax returns may be reduced, eliminated or deferred by the "Potential Limitations on Deductions" set forth in opinion (4), above.

               The discussion in the Prospectus under the caption "FEDERAL INCOME TAX CONSEQUENCES," insofar as it contains statements of federal income tax law, is correct in all material respects.

          We strongly urge each prospective Limited Partner to read the "Risk Factors - Tax Risks" and "Federal Income Tax Consequences" sections of the Prospectus, together with this tax opinion letter.

          We consent to the use of this tax opinion letter as an exhibit to the Registration Statement, and all amendments to the Registration Statement, including post-effective amendments, and to all references to this firm in the Prospectus.

                                            Very truly yours,


                                            /s/ Kunzman & Bollinger, Inc.

                                            KUNZMAN & BOLLINGER, INC.